Exhibit 99.1

Deer Consumer Products, Inc. Approved for NASDAQ Listing under New Symbol “DEER”, Effective Friday July 17, Raises 2009 Earnings Guidance to Between $0.86 and $0.91 Per Share, Management Signed 3 Year Share Lock-up Agreements

NEW YORK, July 16, 2009 /PRNewswire-FirstCall/ -- Deer Consumer Products, Inc. (OTC Bulletin Board: DCPD - News; Website: www.deerinc.com), one of the world's largest manufacturers of home and kitchen electronics targeting both international and the Chinese domestic markets, today announced that the Company’s common stock has been approved for listing on the NASDAQ Stock Market. The new stock symbol will be “DEER”, effective Friday, July 17, 2009 before the US markets open.

As a NASDAQ company, DEER has direct access to the vast Chinese consumers. DEER is a US company with its primary operations in China, benefiting from consumer wealth growth in China while operating under strict US corporate governance, rules and regulations.

RAISING 2009 EARNINGS GUIDANCE

Based on customer orders received and anticipated product delivery schedule for the remainder of 2009, DEER is raising 2009 earnings guidance to between $0.86 and $0.91 per share, or approximately $10 million in net income. DEER also is raising 2009 revenue guidance to approximately $81 million. In 2008, DEER reported US GAAP audited revenue of $43.8 million, net income of $3.4 million and earnings per share of $0.39 on a post share split basis. DEER currently has 11.28 million shares issued and outstanding.

MANAGEMENT SIGNED 3 YEAR SHARE LOCK-UP AGREEMENTS

DEER’s management team voluntarily entered into 3 year share lock-up agreements, reflecting their total commitment to the continued success of the Company. The lock-up agreements apply to management’s entire holdings in DEER, of which all of their holdings are in restricted stock, representing approximately 69% of the Company’s total issued and outstanding shares.

MANAGEMENT AND BOARD COMMENTS

Bill He, Deer's Founder, Chairman & CEO commented: "DEER expects to announce significant sales growth in the 2nd quarter ended June 30, having completed orders from a broad range of existing and new customers. We are seeing large global buyers shift their purchasing patterns from smaller manufacturers to a reliable and well capitalized market leader such as DEER. DEER’s 10 year corporate history and local market success in China continue to drive earnings growth that complements our established presence as a leading supplier to the world’s home and kitchen electronics industries. As founders and managers, we are honored to be listed on the NASDAQ.”

Arnold Staloff, DEER’s Chairman of Audit Committee commented: "On behalf of DEER’s Board of Directors, we appreciate our highly capable corporate advisors who have assisted us in achieving DEER’s strategic success as a NASDAQ company. While we will continue to focus on strong corporate governance, we look forward to expanding this highly profitable company in China, the world’s largest consumer marketplace.” Mr. Staloff started his professional career at the US Securities & Exchange Commission, is an expert on China and brings extensive experience in capital markets and corporate governance practices to DEER. He currently serves as a board member at several successful NASDAQ companies including Shiner International, Inc.(Nasdaq: BEST - News); AgFeed Industries, Inc. (Nasdaq: FEED - News) and clean technology energy savings company SmartHeat Inc. (Nasdaq: HEAT - News).

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a U.S. public company headquartered in China. Supported by more than 103 patents, Deer is a market leader in the design, manufacture and sale of home and kitchen electric appliances targeting the vast Chinese domestic consumer markets as well as customers in more than 40 countries worldwide. Deer's product lines include blenders, juicers, pressure cookers and other home appliances designed to improve home lifestyles in today's fast-paced society. With more than 100 global and domestic clients/branded products including Black & Decker, Ariete-Disney, Toastmaster, Magic Bullet, Back to Basics, and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in the recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Corporate Contact:

James Chiu, Chief Operating Officer

Deer Consumer Products, Inc.

Tel: 011-86-755-86028312